Exhibit 99.2

THOMAS GROUP, INC.

2005 First Quarter Earnings Conference Call

MONDAY, APRIL 25, 2005 AT 10AM CENTRAL TIME

MALE VOICE 1:  This is the Jim Taylor Teleconference for the Thomas Group for Monday April 25th 2005 at 10:00 a.m. Central time.  Excuse me everyone.  We now have our speakers in conference, please be aware that each of your lines is in a listen only mode.  At the conclusion of the presentation we will open the floor for questions.  At that time instructions will be given if you would like to ask a question.  I would now like to turn the conference over to Mike Barhydt.

MR. BARHYDT:  Thank you Jeff.  Good morning this is Mike Barhydt with Thomas Group and I would like to welcome you to the 2005 first quarter earnings conference call for Thomas Group of Irving, Texas.  Representing the company today will be Jim Taylor, President and Chief Executive Officer and David English, Controller.  Following management’s comments there will be a time for questions and answers.  The company’s first quarter earnings announcement was released Wednesday April 20th.  If you did not receive this release please call our office at 1800 8262057 - extension 4438 and you will be transferred to Lisa Clark.  Lisa will fax or email to you a copy of the release immediately.  That number again is 1-800 826-2057 extension 4438.

Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward-looking information.  Such forward-looking information should be considered subject to the many uncertainties that exist in the company’s operations and business environment.  These uncertainties are set forth in the Thomas Group Form 10K for the 2004 fiscal year filed with the Securities and Exchange Commission.  Now here’s Jim.

MR. TAYLOR:  Thanks Mike and good morning to all of you.  The first quarter was a very active quarter for us.  We continued to increase equity, generate cash from operations and make headway with regards to revenue, all of which builds a stronger Thomas Group.  I believe the public is coming to realize what the rest of us have known for a long time, and that is that Thomas Group is growing and shareholder value is increasing.

First I want to discuss our operations and then I’ll address our stock.  Revenue has remained steady during the first quarter at $7.9 million.  We signed several important contracts since the beginning of the year.  As an example, an extension was signed with Alstom - a large client in our transportation area.  As we mentioned before, our backlog numbers we report only include signed portions of a client’s commitment, so these type of extension demonstrate the level of satisfactions our clients typically have on an engagement due to results we drive in our organization.  We signed a contract with a new aerospace client for $300,000 in the first quarter and embarked on an investment with a semiconductor company that will deliver; that we believe will result in a full program in the second quarter.

We have also signed a new six month, $2.6 million contract in early April with the US Government in an area we have not previously been involved in.  We believe this is an important win for us within the Government.  And to further expand our reach within the Government we added Luke Gill to our Government and Aerospace practice sales team. Luke Gill comes to us with over 40 years of experience, including 25 years with the Air Force as a maintenance and logistics expert.  Luke has been in charge of the maintenance and repair organization for Continental, North West and South West Airlines and most recently was Vice-President at Lockheed Martin Aeronautics, leading the maintenance and logistics solutions for the joint strike fighter program.  Luke will be focused on selling within the Government as well as the commercial aerospace.  Our goal is to expand in to the Air Force and replicate the success we had in the Navy.  We also will have Luke aggressively selling in to the commercial aerospace industry where our past experiences can also be capitalized upon.

In January we implemented our team selling approach to target commercial clients.  Under this concept we create a triad selling team, which include a selling skills or industry subject matter expert, a Thomas Group methodology expert and a selling expert.  Our sales price line has significantly increased since that time and we hope to see the fruits of labor during the second quarter.  Based on our current revenue forecast, we added 10 resultants to our resultant work force in the first quarter and we are currently looking for approximately 10 more hires in the second quarter.  The hiring and training cost of the resultants hired in the first quarter impacted our growth margin, but margins should return to the 49% range in the second quarter, including the hiring and training costs for new people. I believe that revenue growth is the final piece of the Thomas Group puzzle.  We have accomplished steady profitability, steady cash from operations and consistent debt reduction, all of which will continue under our current business model.  But revenue is the most difficult piece of the puzzle to find.  Our current forecast is on revenue growth and our constant focus.  Our sales force is running at full steam calling on specific clients and markets, but our company is still not widely known, so in the first quarter we added a director of marketing to our staff.

Erin Martin-Rose joined us with 11 years experience in marketing to the commercial industry, and under Erin’s direction our marketing efforts will be focused on reaching our targeted commercial markets in very specific ways.  We will position ourselves as knowledge leaders putting out white papers and various trade publications, getting our subject matter expert on industry panels, speaking at round tables etc.  We will host events with our strategic partners that will get us in front of CEO’s and other C-level people that will hear our message.  We don’t sell a product; we’re selling our methodology and a result our people can bring.  So the mission of our marketing effort is to tactically market in to the segments where we are focused on and heighten the awareness of Thomas Group as the knowledge leader in process value management.

Next I’d like to address our stock activities since the first of the year.  We have seen our stock increase from around $1.30 to over $2 since the first of the year.  Trading volumes increased drastically on certain days and due to some active buying and selling.  We have seen several brand new investors come in to the Thomas Group.  Several holders increased their holdings and we have even seen some former shareholders jump back in to our stock.  David and I have spoke with over 20 analysts since February including some institutional investors.  We have held two market interviews this month which are carried on the internet and we have plans for several more over the next few months.  Obviously the interest in our stock is a function of the recent price increases but one important aspect of all should be that we are speaking louder and stronger about our activities.  While the sudden spike in trading volumes and release of 2004 earnings brought on the initial price increases in February, the price remains steady as trading volumes drop back to its previous level.  When we released the news of the first-quarter loss and the impact the sub leases had on our results, the prices remained steady.  This tells me that the shareholders understand our performance and sees what I see, which is a solid company with a proud history which is gaining the ground it lost in 2002, and we are improving every day.  I have said this many times before but I believe we are increasing shareholder value and we will continue on our current path of profitable growth and debt reduction.  Now here’s David.

MR. ENGLISH:  Thank you Jim.  Our net loss for the first quarter of 2005 was $0.1 million or 1 cent per diluted share on revenues of $7.9 million.  Total operating costs for the first quarter increased $0.8 million over the fourth quarter of 2004, primarily due to two items.  First the increase in the number of resultants during the first quarter that Jim has already mentioned, and second a non-cash charge of $0.6 million related to the sub leasing of excess office space in Detroit and Reston, Virginia.  Our former sub tenants both ceased paying rent when their respective businesses failed.  We reached agreements with new sub tenants at market rates for both spaces.  Unfortunately market lease rates have dropped since we signed our previous sub leases and GAP requires us to recognize the entire value of the decrease in sub lease income in the first quarter, as you may have seen in our recent press release.  This $0.6 million charge turned Q1 from a profit of $0.5 million in to a loss of $0.1 million.  Nonetheless, sub leasing unneeded office space at the highest possible rate is the prudent long-term business decision for our company.

Revenue for the first quarter was $7.9 million, which compares favorably to the first quarter of 2004 revenue of $7.1 million and is equivalent to revenue in the fourth quarter of 2004.  First quarter gross profit margins decreased to 46% from 54% in the fourth quarter of 2004.  Hiring and training costs of new resultants absorbed during the quarter resulted in these decreased gross margins.  Gross margins in the second quarter should return to the 48 to 49% range.  Excluding the $0.6 million sub lease loss discussed earlier, first quarter selling, general and administrative costs decreased $0.4 million to $3.1 million when compared to the fourth quarter of 2004.  This decrease is primarily attributable to the collection of a receivable previously written off in the fourth quarter and a fourth quarter non-cash foreign currency adjustment that did not recur in the first quarter of 2005. First quarter SG&A costs also compare favorably to the first quarter of 2004, with the decrease being primarily attributable to savings in legal and accounting costs year over year.

With regard to cash flows, we used cash for operating activities of $0.3 million in the first quarter, primarily to fund accounts receivable growth.  We invested $22,000 to upgrade computer equipment and cash provided by financing activities in the first quarter was $0.5 million due to three items.  First $500,000 was advanced under our revolving line of credit primarily to fund the operations mentioned earlier.

Second, $300,000 in cash was received due to the exercise of two outstanding warrants and certain stock options, which I’ll discuss in a minute.  The third item affecting first quarter cash flows involves reductions in subordinated debt.  We signed an amendment with our single lender allowing us to repay $100,000 per month against our subordinated debt and in the first quarter we made three payments under this agreement for a total of $300,000.  At March 31st the subordinated debt balance stood at $1.1 million.

I’d like to address our stock for a moment also.  During the first quarter the number of issued and outstanding shares increased by 10% or 967,000 shares.  This is due to two events.  The first was the full exercise of outstanding warrants by our Chairman General Chain, and by Edward Evans a member of our board.  We issued approximately 869,000 unregistered shares in conjunction with the exercise of these two warrants and received approximately $261,000 in cash from these two warrant holders.  As of today, the only outstanding warrants belong to our former senior lender.  They hold a warrant to purchase 397,000 shares.  All warrants were issued with registration rights.  In addition to the warrant exercise during the first quarter, approximately 97,000 registered shares were issued to option holders in return for $36,000 in cash upon exercise of these options during the first quarter.  After all this stock activity at March 31st, 10.7 million shares were outstanding comprised of 4.4 million registered and 6.3 million unregistered shares.  Backlog at March 31st 2005 was 20.1 million of which 15.7 million is contracted for 2005 and 4.4 million is contracted for 2006.  However, backlog does not include the annual extensions of existing US military projects.  And although backlog does not always represent the full scope of a client’s commitment to Thomas Group it does accurately represent the portion that has been contracted for in writing.

Now I will turn the call over to our moderator for any questions you might have.

MODERATOR:  Thank you sir.  At this time we will open the floor for questions.  If you would like to ask a question simply press the star key followed by the one key, star-one on your touch-tone phone now.  Questions will be taken in the order in which they are received.  If at any time you would like to remove yourself from the questioning queue, press star followed by two.  Again to pose a question just dial star-one on your touch tone phone now.  Our first question comes from Tom Maguire private investor.

TOM MAGUIRE:  Hey guys congratulations, good quarter.  I have a couple of questions.  One, I listened to the informed investors presentation that you guys gave on the internet in early March, and one of the things that I listened to a few times is your history of where your stock traded and your goal of getting back on the NASDAQ by, you say 2006.  Now as I understand it that requires a $4 stock price.  Do you think you have the wherewithal in terms of earnings to get back to a $4 stock price by some time in 2006?

MR. TAYLOR:  Well Tom I think that’s going to be left to the market how they value our stock based on performance and where we see us going.  I think we will be able to meet what I say from an operational need, the justification for us to be trading at those volumes, yes.  It will be up to the market place or if they can get us at or above $4 for an extended period of time, but I think performance wise we can deliver the results.

MR. MAGUIRE:  Okay, good now a question I had about your SG&A.  Your SG&A was roughly in the mid 40% area for the past couple of years and this first quarter it was down below 40%, and I guess there were some special items like you said you collected on a written-off receivable and some currency adjustments, but I’m curious what kind of targets should I look at for SG&A, is it, is a 40% SG&A level doable you know a year out or so, or can you even get lower than that or what kind of leverage in SG&A should we expect?

MR. ENGLISH:  Tom, this is David, I’ll answer that.

TOM MAGUIRE:  Hi David.

MR. ENGLISH:  Hi.  We over the last several years have called our SG&A down by sub leasing excess office space, getting rid of copier leases and just things that we just don’t need.  We have our SG&A costs a level where the only reason it will grow is to support revenue, we will not increase offices in G&A so our selling component will go up but as revenue grows that SG&A percentage is going to drop and I can’t really give you a definite percentage but it will be below 40%.

MR. MAGUIRE:  Okay good.  One other question is, in terms of business development, the first quarter, in the press release it said it was like $600,000 in the fourth quarter if I recall it was big, it was like over $14 million and I’m just wondering is that a real lumpy number and it depends upon a big contract falling in a quarter or being pushed out to another quarter or how do we look at business development?  Should you look at it over you know a couple of quarter basis or what, why don’t you just give me some insight there?

MR. TAYLOR:  Well you’re right - it is very lumpy and last year in particular we had a delay of what we thought was going to be in the third quarter bookings ended up being in the fourth quarter, and that’s Government.  Also the way the Government does its booking has changed and as we indicated in a prior earnings call, we have option years now on contract but we do not include those in bookings.  We only include the year commitment that the Government has.  So when you put all those things together our, I’ll call it phantom backlog for a better term or our backlog that we don’t have contractually committed to legally, is substantially higher than it has been for quite a while.  With that said, it is still lumpy quarter-by-quarter and the best comparison if you were going to do that would be the current year to the past year.  But even that has changed to some degree because commercial clients are now, as I mentioned Alstom, they have been a client of ours for six months.  They applied the six months extension, we’re hoping for more extensions in the future and expansions.  Historically that contract would have been probably booked as a gross amount over the next year and a half, now we’re only booking it in four to six months increments.

MR. MAGUIRE:  Okay.  You mentioned earlier Jim about the unknown or the tough part of the equation is revenue growth, but at the same time you increased your resultants by 10% in the first quarter and I think you said you’re looking to hire 10 more currently, which tells me you got to have some kind of handle on revenue growth otherwise you wouldn’t be hiring so aggressively.  Do you want to comment on that?

MR. TAYLOR:  Well I think you probably summed it up best for me.  We’re very positive on the revenue growth now and as I said many times, we’ve got our costs under control, we’ve got many things now cleaned up over the prior years, we’re focusing on revenue and I think the company is going to start reflecting the fruits of that effort here in the second, third and fourth quarters.  You’re going to see a stepped improvement in as far as the top line in 2004 over 2003.

MR. MAGUIRE:  Okay and then one final question.  Are you going to be doing anything else in terms of investor relations or you know you mentioned you have a marketing director, is he just for new business initiatives or is he going to do some IR himself.  And I did listen to the informed investors conference but you said there were two internet forums you participated in, what was the other one?

MR. TAYLOR:  One was CEO cast and the other was, David do you remember?

MR. ENGLISH:  What was the other to CEO cast?

MR. TAYLOR:  Oh CEO cast, I guess the other one is coming.  I’m sorry we’ve done it but it will be out here in the next week or two and we’ll make a press release and tell you all about that.  We’ve done it, we’ve reviewed it, I guess it will be out in the next week or two.

MR. MAGUIRE:  Okay and then what about other investor relations are you going to be doing things such as what you have been doing?

MR. TAYLOR:  Yeah as I mentioned we’ve got a Director of Marketing, Erin Martin-Rose and she will focus not only on getting us in to our verticals more and making us more apparent within, lets say the transportation industry or the healthcare industry as two examples, but she is also going to help us and I think you’ve seen some benefit of it in more press releases out there and more communications with the market place.  She is the one that is arranging for these interviews and will continue to play a role in IR in getting us out there more often with potential investors.  So through her efforts we’re going to do a little IR and a lot of commercial marketing.

MR. MAGUIRE:  Okay.  Well thanks so much and I look forward to the day you’re back on NASDAQ.

MR. TAYLOR:  Well we’re going to go there as fast as we can make the top line grow now.

MR. MAGUIRE:  Okay thanks again.

MR. TAYLOR:  Thanks Tom.

MODERATOR:  Thank you, as a reminder ladies and gentlemen if you do have a question, simply dial star-one on your touch-tone phone now.  Well sir there are no questions in the queue at this time.

MR BARHYDT:  Thank you Jeff.  If there are no additional questions at this time, we want to again thank you for participating in the call today.  If you need additional information please do not hesitate to get in touch with us.  If you missed any part of this call or have an associate who is not able to listen to the call, a replay line will be available by 5:00 p.m. today and will run for 30 days.  US callers may call 8779194059 and international callers may call 334 3237226.  Conference call replay pass code is 89810282.  Thank you again for your interest in Thomas Group and have a good day.

MODERATOR:  This does conclude our teleconference for the day, you may now disconnect.